Exhibit 10.2

August 23, 2016

Mr. Mark Mey

Dear Mr. Mey,

This employment agreement (the “Agreement”) between you and Transocean Offshore Deepwater Drilling Inc. (“TODDI”) supersedes all prior arrangements and the terms and conditions of your existing employment agreement with you and TODDI dated May 27, 2015.  All references in this Agreement to “Transocean” or “Company” shall mean Transocean Ltd. and its affiliates.

1.

Effectiveness: This Agreement is effective September 1, 2016, subject to the approval of the terms of this Agreement by the Compensation Committee (the “Committee”) of the Board of Directors of Transocean Ltd (the “Board”).

2.	Title: You will continue to serve as Executive Vice President and Chief Financial Officer of Transocean Ltd.
3.	Reporting: You will continue report to the President and Chief Executive Officer of Transocean Ltd.
4.

Remuneration and other Benefits: The compensation and benefits described in this Agreement are subject to the terms and conditions of the underlying policies and/or plan documents and award agreements governing such compensation or benefits. In the event of any discrepancy, the underlying policies, plan documents or award agreements prevail.

a)

Base Salary:  Your annual gross base salary continues to be $760,000 and is paid on the Company’s U.S. Dollar payroll in accordance with normal Transocean payroll policy (the “Base Salary”).  Your annual gross base salary will be reviewed each year by the Committee and communicated to you in writing.

b)

Performance Award and Cash Bonus Plan of Transocean Ltd.:  In addition to your Base Salary, you will be eligible to participate in the Performance Award and Cash Bonus Plan or any successor plan (the “AIP”) in accordance with its applicable terms and to the extent determined by the Committee in its sole discretion.  Your 2016 annual bonus target will be 85% of your actual Base Salary earned in 2016.  Your annual bonus target is not a promise, right or entitlement to receive any bonus or a bonus of a certain amount.  Rather, you will have an opportunity to earn a percentage of your annual bonus target based on Transocean’s performance relative to a set of pre-determined performance metrics, as determined by the Committee in its sole discretion.  This means that your actual bonus may range from 0%-200% of your annual bonus target as determined by the Committee in its sole discretion. The annual bonus will be paid in accordance with the terms of the AIP.  Your actual annual bonus target and the terms of the AIP may change over time as determined by the Committee, in its sole discretion, and any changes will be communicated to you in writing.  For the avoidance of doubt, the Committee retains absolute discretion in determining your bonus and may rely on factors relating specifically to your performance which may result in a bonus calculated differently than for other AIP participants.

c)

Transocean Ltd. 2015 Long-Term Incentive Plan (LTIP):  You will be eligible to participate in the LTIP in accordance with its applicable terms and to the extent determined by the Committee, in its sole discretion.

d)	Benefits: You will be eligible to participate in the benefit programs provided for U.S. National Resident employees.

5.

Compensation Condition:  Any compensation (including benefits) to be paid under this Agreement shall, to the extent required by applicable Swiss laws and the Company’s articles of association, be subject to shareholder approval at the general meeting of shareholders of the Company.

6.

Clawback:  You agree that any compensation paid for your service with the Company under this Agreement shall be subject to forfeiture or reimbursement by you upon first request by the Company if  shareholder approval is not obtained at the general meeting of shareholders of the Company to which the respective proposal of the Board regarding the compensation for the Company’s Executive Management Team has been submitted.

7.	Payment of Taxes: You are responsible for payment of any taxes and the filing of any tax returns required pursuant to your employment with

Transocean. You will be required to annually submit certain information to Transocean’s current tax advisors.

8.

Tax Treatment:  Transocean makes no representations as to the tax treatment, favorable or otherwise, of compensation or benefits provided to you pursuant to your employment with Transocean.  The Company undertakes to use commercially reasonable efforts to structure and deliver the compensation and benefits outlined in this Agreement in such a way as to avoid taxation and penalties under Section 409A of the United States Internal Revenue Code (“Section 409A”).  Notwithstanding the foregoing, Transocean shall not be responsible for any adverse tax consequences to which you may be subject, including any taxation or other penalties under Section 409A.

9.

Deductions:  Transocean will deduct from any compensation and benefits pursuant to this Agreement the applicable employee contributions to social security schemes and pension fund as well as applicable taxes and withholding, if any, payable by you in accordance with the applicable laws and regulations.

10.

Place of Work | Secondment:  Your work requires travelling globally. You therefore shall, as required by your duties hereunder, undertake any travel as may be necessary for the proper performance of your duties.  When you perform work in the United States as an employee of TODDI, you will be based in Houston, Texas.  TODDI has the right to second you to an affiliate of Transocean Ltd.  When you perform work in Switzerland, you will be seconded to a Swiss entity.  When you perform work outside the United States and Switzerland you will be seconded to GlobalSantaFe Offshore Services Inc.

11.

Working Time:  You are employed on a full-time basis. You shall dedicate full time, attention and energy to the business of Transocean. Any overtime work or additional tasks performed by you are fully compensated by your Base Salary.

12.	Vacation: You are eligible for 25 vacation days per year in accordance with Transocean’s Travel Allowance and Vacation Days Policy.
13.	Visa: You are required to cooperate with Transocean in order to procure and maintain your work visa(s), as applicable.
14.

Employment Regulations:  In addition to these terms and conditions, you are subject to Transocean’s policies, procedures and practices, as from time-to-time issued and applicable for Transocean’s employees and which may be modified from time to time by Transocean. You confirm receipt of the following documents and understand their content:

Employee Patent and Secrecy Agreement

Transocean Ltd. 2015 Long-Term Incentive Plan (LTIP)

Performance Award and Cash Bonus Plan of Transocean Ltd. (AIP)

Relocation Policy

Transocean Code of Integrity

Transocean Executive Stock Ownership Policy

Transocean Insider Trading Policy

Vacation Travel Allowance and Vacation Days Policy
Incentive Compensation Recoupment Policy

15.

Termination:  Either party may terminate the employment relationship as per month end by giving 12 months written notice.  During a notice period you will continue to receive your Base Salary at the rate in effect as of such date along with an amount equal to the pro-rata portion of your AIP in the year of termination assuming target achievement.  The Company shall have the right to release you from your obligation to work (i.e., place you on garden leave) during the notice period.

16.

Severance Pay:  In accordance with the Swiss Federal Ordinance Against Excessive Compensation in Public Corporations (the “Minder Legislation”), you are not eligible to participate in the Executive Severance Benefit Policy.

17.

Confidentiality:  Except in the proper performance of your duties or with the written consent of Transocean, you shall not during employment nor at any time thereafter disclose to any person or use for your own purpose or that of others and shall during employment use your best endeavors to prevent the publication or disclosure of any information of a private, confidential or secret nature concerning the business or affairs of Transocean or of any person having dealings with Transocean and which comes to your knowledge during the course of or in connection with your employment.

18.	Data Protection: You agree that Transocean may forward your data for processing purposes to its affiliated companies in Switzerland and any other location.

19.

Severability:  If any provision of this Agreement shall be determined or held to be invalid, illegal or unenforceable, including if such invalidity, illegality or unenforceability is due to the Minder Legislation, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. The parties shall negotiate in good faith, to the extent possible, a provision or provisions that are economically similar to the provision or provisions determined or held to be invalid, illegal or unenforceable, including such invalidity, illegality or unenforceability due to the Minder Legislation, taking into account the intentions of the parties at the date of this Agreement, it being understood that failure of an agreement on such replacement provisions shall not in any way affect the validity, legality and enforceability of the remaining provisions of this Agreement.

20.

Applicable Law and Jurisdiction:  The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of the State of Texas, without reference to principles of conflict of law.  Any legal suit, action or proceeding arising out of or relating to this Agreement shall be brought in either the federal District Court for the Southern District of Texas—Houston Division or in a judicial district court of Harris County, Texas.

Please confirm your understanding and acceptance of the above terms and conditions by signing and returning to us a copy of this Agreement.

Sincerely,

Transocean Offshore Deepwater Drilling Inc.

/s/  Howard Davis8/29/16

__________________________________________________________________________

Howard Davis Date

Executive Vice President, CAO and CIO

Accepted and Agreed:

/s/  Mark Mey8/24/16

__________________________________________________________________________

Mark MeyDate

Executive Vice President and Chief Financial Officer

Transocean Ltd.